Exhibit 10.3
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”), is entered into as of June 17, 2011 by and between GSI Commerce, Inc. (the “Company”) and Michael R. Conn (“you” or “your”).
BACKGROUND
WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 27, 2011, by and among the Company, eBay Inc. (“Parent”), and Gibraltar Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, immediately following the Effective Time (as defined in the Merger Agreement) of the Merger, you will cease to serve as Executive Vice President, Finance and Chief Financial Officer of the Company and your employment with the Company will be terminated (the “Termination Date”); and
WHEREAS, in connection with your termination of employment with the Company, you and the Company desire to evidence the terms of certain agreements that have been reached between you and the Company regarding your employment with the Company and the termination of such employment, and equity and other compensation and payments, on the terms and conditions set forth in this Agreement, subject to your execution and non-revocation of a general release and waiver (the “Release”).
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:
1. Terms of Termination. Effective as of the Termination Date, your employment with the Company will be terminated and you will cease to serve as Executive Vice President, Finance and Chief Financial Officer of the Company.
(a) You will be paid your salary for all time worked for the Company up to and including the Termination Date.
(b) Your eligibility to participate in the Company sponsored health insurance, including medical, dental, vision and prescription drug coverage, as an employee of the Company will end on the last day of the month in which the Termination Date occurs. However, you will be eligible to continue to participate in this insurance, at your own expense, in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions.
(c) Your eligibility to participate in all other Company sponsored group benefits, including group life and accidental death and dismemberment coverage, will end effective on the Termination Date.
(d) Your eligibility to participate in all other Company sponsored benefit plans governed by Employee Retirement Income Security Act (“ERISA”) will end effective on the Termination Date.

2. Separation Payments and Benefits. Subject to your non-revocation of this Agreement and the Release, you and the Company acknowledge and agree to the following:
(a) Pursuant to Section 2.1 of the Change in Control Agreement effective August 8, 2006 by and between you and the Company (the “Change in Control Agreement”), you shall be entitled to full vesting of all Equity Awards (as defined in the Change in Control Agreement) upon your termination of employment. Notwithstanding the foregoing, in connection with the Merger the Company agrees to accelerate the vesting of all your Equity Awards immediately prior to the Effective Time of the Merger so that your Equity Awards will be converted into the right to receive merger consideration pursuant to the terms of Section 5.3(a) of the Merger Agreement.
(b) Pursuant to Section 2 of the Transaction Incentive Agreement dated March 29, 2011 by and between you and the Company (the “Transaction Incentive Agreement”), you shall be entitled to payment of an Incentive Amount (as defined in the Transaction Incentive Agreement). Pursuant to the terms of the Transaction Incentive Agreement, your aggregate total Incentive Amount of $5,000,000 shall be paid to you in connection with your termination of employment on the Termination Date.
(c) The Company shall pay you on the Termination Date a lump sum in the amount of $174,062.50, which represents accrued and unpaid bonus as of the Effective Time.
(d) The Company shall pay you within 60 days of the Termination Date a lump sum amount for any outstanding travel and expense reimbursements due to you pursuant to the Company’s policy governing such reimbursements.
(e) Except as set forth above, you agree to waive any and all other amounts due to you pursuant to the terms of any other agreement or arrangement notwithstanding Sections 1(a) and (b) of the Release attached as Exhibit A.
3. Entire Agreement, Amendment and Assignment. This Agreement together with the Release to the Company attached as Exhibit A hereto is the sole agreement relating to the subject matter hereof and it supersedes all prior agreements and understandings with respect thereto, including without limitation (i) your Change in Control Agreement, and (ii) your Transaction Incentive Agreement. No modification to any provision of this Agreement will be binding unless in writing and signed by both you and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of you hereunder are of a personal nature and will not be assignable or delegable in whole or in part.
4. Confidentiality. You agree that you have kept, and will keep, the existence and terms of this Agreement confidential, and will not disclose them to anyone except your attorneys, financial advisors and immediate family members, whom you will advise of this confidentiality provision. No other disclosure will be permitted except: (a) pursuant to an action to enforce the terms of this Agreement, in which case it will be introduced under seal to the court, (b) in response to a request by any governmental or regulatory agency, (c) as may be required by any state or federal law or regulation, or (d) in response to compulsory process of law. The parties further agree that nothing in this Agreement will prohibit or restrict you from providing information to, testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory agency, law enforcement agency, legislative body, or self-regulatory organization.

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5. Governing Law. This Agreement will be governed by and interpreted in accordance with laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, 2 business days after the date when sent to the recipient by reputable express overnight courier service (charges prepaid) or 4 business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to you and the Company at the addresses set forth below,

If to you:	Michael Conn
[Intentionally omitted]

If to the Company:	GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Attention: General Counsel
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
7. Counterparts. This Agreement will become binding when any one or more counterparts hereof, individually or taken together, will bear the signatures of you and the Company. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, but all of which together will constitute but one and the same instrument.
8. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.
9. Application of Section 409A of the Internal Revenue Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

GSI COMMERCE, INC.
By:	/s/ Paul D. Cataldo
	Name:	Paul D. Cataldo
	Title:	SVP and General Counsel, Legal & Corporate Affairs

Date:	June 17, 2011

AGREED TO AND ACCEPTED BY:
/s/ Michael R. Conn
Michael R. Conn

Date: June 17, 2011

Exhibit A
Release and Waiver of Claims is attached.

RELEASE AND WAIVER OF CLAIMS
In consideration of the benefits and mutual agreements set forth in the Change in Control Agreement dated August 8, 2006 and the Transaction Incentive Agreement dated March 29, 2011 (the “Agreements”), between GSI Commerce, Inc. (the “Company”) and Michael R. Conn (the “Employee”), the Employee, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):
1. In exchange for the consideration provided to the Employee by the Agreements that the Employee is not otherwise entitled to receive and the other commitments of the Company in the Agreements, the Employee and his heirs, representatives, agents and attorneys hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the Employee signing this Release and Waiver. This Release and Waiver includes, but is not limited to: (1) all claims arising out of or in any way related to the Employee’s employment with the Company or the termination of that employment; (2) all claims related to the Employee’s compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, and the Pennsylvania Wage Payment and Collection Law. Notwithstanding the foregoing, this Release and Waiver specifically excludes any and all claims that the Employee may have in regard to (a) any severance or employment obligations of the Company or any of its subsidiaries to the Employee under the Agreements or any other written agreement or arrangement between the Company or any of its subsidiaries and the Employee arising as a result of the Employee’s termination of employment in connection with the closing of the merger contemplated by that certain Agreement and Plan of Merger between the Company, eBay Inc. and Gibraltar Acquisition Corp (the “Merger”), including any bonus plan, benefit plan and other agreement or arrangement, (b) any obligations of the Company or any of its subsidiaries to the Employee arising as a result of the Employee’s termination of employment in connection with the Merger under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by the Company to the Employee, (c) any indemnification obligations of Employer to the Employee as a former director (and in the case of Intershop Communications, AG, a current director), officer and/or employee of the Company or any of its subsidiaries pursuant to the Company’s or any of its subsidiaries’ certificate of incorporation or bylaws or any indemnification or other written agreement, and (d) any rights the Employee may have under any directors and officers liability insurance policy of the Company.

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The Employee also acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims he may have against the Company.
The Employee acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he was already entitled as an employee of the Company. The Employee further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he should consult with an attorney prior to executing this Release and Waiver; (c) he has twenty-one (21) days in which to consider this Release and Waiver (although he may choose voluntarily to execute this Release and Waiver earlier); (d) he has seven (7) days following the execution of this Release and Waiver to revoke his consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he executes this Release and Waiver and the revocation period has expired.
Notwithstanding the seven (7) day revocation period set forth above, the Company shall pay all amounts described in Sections 2(a), (b) and (c) of the Separation Agreement between the Company and the Employee, dated June 17, 2011 (the “Separation Agreement”), on the Termination Date (as defined in the Separation Agreement) or on the next payroll date immediately following the Termination Date (which the parties acknowledge is prior to the date on which this Release and Waiver will become effective and enforceable), and if the Employee revokes this Release and Waiver prior to the date on which this Release and Waiver becomes effective and enforceable, the Employee will be obligated to immediately return the amounts received pursuant to Sections 2(a), (b) and (c) of the Separation Agreement and the Employee further agrees that in the event the Employee fails to immediately repay such amounts, the Company shall be permitted to offset any amount due to it pursuant to Sections 2(a), (b) and (c) of the Separation Agreement against other amounts owed to the Employee by the Company.
2. This Release and Waiver, including any referenced documents, constitute the complete, final and exclusive embodiment of the entire agreement between the Company and the Employee with regard to the subject matter hereof. The Employee is not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both the Employee and a duly authorized member of the Board of Directors of the Company.

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Date:	By:
Michael R. Conn
[Signature Page to Release and Waiver of Claims]